Exhibit 99.1

TURTLE BEACH RETIRES SERIES B PREFERRED STOCK

Company Eliminates Nearly $20 Million Liability from Balance Sheet

San Diego, CA – April 27, 2018 – Turtle Beach Corporation (NASDAQ: HEAR), the leading gaming headset and audio accessory brand, today announced it has negotiated and executed a series of transactions pursuant to which the Series B Preferred Stock of Turtle Beach subsidiary, VTB Holdings, Inc., with a redemption value of approximately $19.3 million, was retired in exchange for the issuance by the Company of a combination of common stock and pre-funded warrants totaling 1,857,143 shares with a market value of $8.4 million (based on the closing price of the Company’s common stock on April 24, 2018).

The transactions also resulted in a significant increase in the public float of the Company’s common stock and improved the Company’s consolidated balance sheet by removing a $19.3 million liability. In connection with the transactions, the Company also settled ongoing litigation with the prior holder of the Series B Preferred Stock.

“We facilitated a transaction to retire, at a discount in excess of 50%, a nearly $20 million liability, which was growing at 8% per year, in exchange for common stock and pre-funded warrants,” said Juergen Stark, CEO, Turtle Beach. “On top of the recent renegotiation of our term loan, revolver, and subordinated notes, this transaction represents another significant improvement of our balance sheet and is expected to result in a significant reduction in non-cash interest expense going forward.”

Summary of Transaction:

•	All of the outstanding 8% Series B Preferred Stock of VTB Holdings, Inc., with a redemption value of approximately $19.3 million as of March 31, 2018, was retired;

•	The Special Situations Funds and 180 Degree Capital Corp purchased the Series B Preferred Stock from the prior owner and subsequently exchanged such preferred stock for 1,307,143 newly issued shares of Company common stock and pre-funded warrants exercisable for 550,000 shares of Company common stock;

Turtle Beach Retires Series B Preferred Stock

•	The Company’s total diluted share count increases to approximately 14.2 million shares (taking into account full exercise of the pre-funded warrants), with public float increasing to approximately 8.7 million shares; and

•	Litigation against the Company brought by the former Series B Preferred stockholder is settled for an additional $950,000 cash payment and the right to receive a contingent future payment of $1.25 million should the Company complete a change of control transaction meeting specific requirements within three years.

The Series B Preferred Stock was previously reported as a long-term liability of the Company and, as of December 31, 2017, represented approximately 41% of the Company’s total long-term debt and preferred stock.

Lake Street Capital Markets served as the Company’s exclusive placement agent and financial adviser for the transaction.

About Turtle Beach Corporation

Turtle Beach (www.turtlebeach.com and http://corp.turtlebeach.com) has been revolutionizing console multiplayer gaming since the very beginning with its wide selection of industry leading, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Amazing audio quality, crystal-clear communication, lightweight and comfortable designs, innovative and advanced technology, and ease-of-use are just a few features that have made Turtle Beach a fan-favorite brand for gamers the world over. Made for Xbox and PlayStation® consoles as well as for PC and mobile devices, having a Turtle Beach gaming headset in your arsenal gives you the competitive advantage. The Company’s shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions, or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

Turtle Beach Retires Series B Preferred Stock

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the impact of the exchange and settlement transactions with respect to the Series B Preferred Stock, the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, the Company’s continued listing on the Nasdaq, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments, or otherwise.

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For Investor Information, Contact:	For Media Information, Contact:
Cody Slach	MacLean Marshall
Investor Relations	Sr. Director – Brand & PR/Communications
Liolios	Turtle Beach Corp.
949.574.3860	858.914.5093
hear@liolios.com	maclean.marshall@turtlebeach.com